EXHIBIT 99.3 - ACTION BY UNANIMOUS WRITTEN CONSENT OF THE DIRECTORS OF IC2E INTERNATIONAL, INC.

The undersigned, being all the directors of IC2E International, Inc. without the formality of convening a meeting, do hereby consent to and adopt the following resolutions and instruct the Secretary of the Company to file this instrument with the minutes of the meetings of the Board of Directors (the “Board”).

NOW THEREFORE, the following resolutions are hereby adopted:

RESOLVED: whereas, the Company will provide notice to IC2E Inc., a company formed under the laws of the Province of Alberta that it has approved and accepted the Amalgamation and Exchange of Shares as outlined in the Information Circular approved by the July 18, 2007 Special and General Meeting of the Shareholders of IC2E Inc. and approved the amalgamation of 1284544 Alberta Ltd., the wholly owned subsidiary of the registrant, with IC2E Inc.

The meeting noted that the three-way Amalgamation Agreement was necessary due to the international nature of the transaction and to affect a tax free exchange of shares.

RESOLVED, that any and all actions heretofore or hereafter taken by the officers or the directors of the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation; and be it further

RESOLVED, that each of the officers of the Company are hereby authorized and directed to execute and deliver any and all documents and to take such other action as he or she deems necessary, advisable, or appropriate to carry out the purposes and intent, but within the limitations, of the foregoing resolutions;

RESOLVED: that the resignation of Douglas Morrison as a director and Secretary be accepted and that Dr. Michael Giuffre be appointed to replace him as secretary; that James Haley be appointed President and Chief Executive Officer replacing Mr. Thomas Charlton in those capacities.  Mr. Charlton will continue to serve as Chairman of the Board of Directors; and be it further

RESOLVED, that this consent may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

Dated: July 19, 2007

s/s James Haley

s/s Michael Giuffre

      James Haley, President, CEO and Director

     Michael Guiffre, Secretary and Director

s/s Thomas Charlton

 s/s Steven Konopelky

      Thomas Charlton, Chairman and Director

      Steven Konopelky, Director